Exhibit 99.1

CONTACT:

Tierney Saccavino

(917) 783-0251

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Revised Long-Term Financial Guidance

PEARL RIVER, NY – December 22, 2022 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that it has revised and updated the long-term financial guidance most recently included in its November 1, 2022 press release announcing its financial results for the third quarter of 2022. The revised guidance corrects certain errors identified in the Company’s year-end budgeting process that overstated the Company’s projected Adjusted EBITDA and ending cash balances for 2022-2027.

The revised guidance also reflects updates from actual financial results from October and November 2022 and from the Company’s year-end budgeting process. These updates include the Company’s projected sales of Inbrija outside the United States and total Inbrija sales for 2024-2027. The revised long-term financial guidance does not affect Acorda’s previously reported financial results for the period ended September 30, 2022 or Inbrija U.S. net revenue guidance for 2022 of between $27.8 - $28.7 million.

In addition, the Finnish government has advised the Company that it has satisfied all conditions to receive a waiver of approximately $27.0 million of loans including accrued interest (based on the current exchange rate), that were issued to its wholly owned subsidiary, Biotie Therapies Ltd. Upon receipt of formal notification, which is expected shortly, these will no longer be carried on the Company’s balance sheet and will result in a corresponding increase in net income in 2022. This will have no impact on the financial guidance below, which does not reference net income, and will be reflected in the Company’s annual audited financial statements.

Key Assumptions Underlying Business Plan and Guidance Remain Unchanged

•	INBRIJA will continue to grow in the U.S.

•	INBRIJA will expand into additional ex-U.S. markets

•	AMPYRA will continue to lose market share, but at a stabilizing rate

•	Acorda expects to be cash-flow positive in 2023

•	Continued Nasdaq listing

•	Refinancing of 6.00% convertible senior secured notes due December 1, 2024

INBRIJA

•	The Company believes that INBRIJA has a significant opportunity to expand the total market for on-demand treatments

•	INBRIJA currently enjoys a 67% market share within the on-demand treatment class[1]

•	Healthcare professionals report they are generally more comfortable with INBRIJA than apomorphine-based on-demand treatments[2]

•	<2% of the 380,000 people with Parkinson’s who experience OFF periods are actively on any on-demand treatment[3]

•	Acorda is implementing high-potential initiatives to grow the INBRIJA business

•	Launching new brand campaigns for physicians and people with Parkinson’s

•	Expanding usage of recently launched E-prescribing platform, which has increased fulfillment rates

•	Introducing cash-pay option to improve patient access

•	Ex-U.S. revenue is expected to increase in 2023 and 2024 as the Germany launch progresses and additional launches commence in Spain and Latin America

•	Partner discussions are in progress for Asia and additional EU markets

AMPYRA

•	Alkermes arbitration ruling significantly improves operating margins

•

An aggregate of $18.2 million received in fourth quarter 2022, which is $1.7 million greater than previously announced due to correction of a computational error by the arbitration panel subsequent to the initial award

•	No further royalty payments and ability to find lower-cost supply, which has already been secured

•	$10-$12 million savings in 2023 annual cost of goods (based on volume)

•	AMPYRA net sales currently at ~13% of peak sales

•	AMPYRA currently holds ~15% of dalfampridine market[4]

•	Long-term value of the brand expected at ~10% of peak sales through 2027

•	Field team continues to promote the brand

•	~200 health care professionals resumed prescribing AMPYRA in 2022

•	~70% of all covered lives have access to AMPYRA[5]

2022-2027 Financial Guidance

For the full year 2022, Acorda continues to expect AMPYRA net revenue and adjusted operating expenses to be within the original guidance ranges. The financial guidance provided below includes non-GAAP projections of adjusted operating expenses (adjusted OPEX) and adjusted earnings before income taxes depreciation and amortization (adjusted EBITDA), as described below under “Non-GAAP Financial Measures.”

[1]	Symphony prescription data Oct 2022
[2]	HCP On-Demand Therapy Qual Research Jan 2022
[3]	Symphony prescription data Oct 2022
[4]	Symphony prescription data April 2022
[5]	MMIT National Coverage Data Q3 2022

The EBITDA, Ending Cash Balance and Cash Flow figures in the table below have been revised to reflect the correction of an error embedded in the Company’s financial forecasting model that did not impact other line items. Net revenue figures increased slightly as a result of the Company’s year-end budgeting process.

Guidance Ranges in U.S.$M	2022			2023			2024			2025			2026			2027
NET REVENUE
Inbrija U.S.	$27.8	-	$28.7	$37.3	-	$41.2	$50.3	-	$55.6	$58.8	-	$65.0	$63.2	-	$69.8	$70.3	-	$77.7
Inbrija OUS	$2.8	-	$2.9	$7.3	-	$8.1	$15.1	-	$16.7	$27.3	-	$30.2	$36.9	-	$40.8	$48.2	-	$53.2

Inbrija Sales	$30.6	-	$31.6	$44.6	-	$49.3	$65.4	-	$72.2	$86.1	-	$95.1	$100.1	-	$110.7	$118.5	-	$131.0

Ampyra U.S.	$71.4	-	$73.6	$64.9	-	$71.7	$61.9	-	$68.4	$61.6	-	$68.1	$64.3	-	$71.0	$62.2	-	$68.8
Fampyra Royalty	$12.0	-	$12.4	$9.7	-	$10.7	$8.6	-	$9.5	$8.6	-	$9.5	$7.6	-	$8.4	$7.6	-	$8.4

Ampyra Sales	$83.4	-	$86.0	$74.6	-	$82.4	$70.4	-	$77.8	$70.1	-	$77.5	$71.9	-	$79.4	$69.8	-	$77.2

ARCUS Development	$0.0	-	$0.0	$1.1	-	$1.3	$1.5	-	$1.6	$1.5	-	$1.6	$1.5	-	$1.6	$1.5	-	$1.6
Neurelis Royalty	$2.0	-	$2.1	$1.9	-	$2.1	$0.0	-	$0.0	$0.0	-	$0.0	$0.0	-	$0.0	$0.0	-	$0.0

Net Revenue	$116.0	-	$119.7	$122.2	-	$135.1	$137.3	-	$151.7	$157.7	-	$174.2	$173.5	-	$191.7	$189.8	-	$209.8

Adjusted OPEX	$110.2	-	$113.5	$89.6	-	$99.0	$90.3	-	$99.8	$93.0	-	$102.8	$95.8	-	$105.8	$98.6	-	$109.0

Adjusted EBITDA	$5.6	-	$5.8	$22.0	-	$24.3	$29.6	-	$32.7	$39.1	-	$43.2	$45.2	-	$50.0	$50.5	-	$55.8

Ending Cash Balance	$43.2	-	$44.5	$42.5	-	$47.0	$55.4	-	$61.2	$75.0	-	$82.8	$97.6	-	$107.9	$122.8	-	$135.8

Cash Flow	$(21.0)	-	$(21.7)	$(0.4)	-	$2.8	$12.9	-	$14.2	$19.6	-	$21.6	$22.6	-	$25.0	$25.3	-	$27.9

Non-GAAP Financial Measures

This press release includes certain forward-looking non-GAAP financial measures. In particular, Acorda has provided 2022-2027 adjusted operating expense and adjusted EBITDA guidance on a non-GAAP basis. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP.

Adjusted OPEX includes (i) research and development expenses and (ii) selling, general, and administrative expenses and excludes (i) costs of goods sold, (ii) amortization of intangible assets, (iii) change in fair value of derivative liability, and (iv) change in fair value of acquired contingent liability. Adjusted EBITDA is GAAP net income (loss) before income taxes excluding (i) non-cash compensation charges and benefits that are substantially dependent on changes in the market price of our common stock, (ii) interest due on our convertible debt, (iii) non-cash interest charges related to the accounting for our convertible debt which are in excess of the actual interest expense owing on such convertible debt, as well as non-cash interest related to the Fampyra royalty monetization and acquired Biotie debt, (iv) changes in the fair value of acquired contingent consideration which do not correlate to our actual cash payment obligations in the relevant periods, (v) expenses that pertain to corporate restructurings which are not routine to the operation of the business, and (vi) changes in the fair value of derivative liability relating to the 2024 convertible senior secured notes, which is a non-cash charge and not related to the operation of the business. We are unable to reconcile these forward-looking non-GAAP measures to GAAP due to the forward-looking nature of the adjustments that are needed to determine this information, which includes information regarding future compensation charges, future changes in the market price of our common stock, and changes in the fair value of derivative and contingent liabilities, none of which are available at this time.

Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP, and the calculation of the non-GAAP financial measures included herein may differ from similarly titled measures used by other companies. The Company believes that the presentation of these non-GAAP financial measures provides investors with a more meaningful understanding of our ongoing and projected operating performance because it excludes (i) expenses that pertain to corporate restructurings not routine to the operation of our business, (ii) non-cash charges that are substantially dependent on changes in the market price of our common stock, and (iii) other items as set forth above that are not ascertainable at the present time. We believe these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding expected operating performance. Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the Company’s business and evaluate its performance.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for illness, quarantines and vaccine mandates affecting our management, employees or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock; risks related to the successful implementation of our business plan, including the accuracy of its key assumptions; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA or AMPYRA to meet market demand; our reliance on third-party manufacturers for the timely production of commercial supplies of INBRIJA and AMPYRA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA or AMPYRA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; our ability to satisfy our obligations to distributors and collaboration partners outside the U.S. relating to commercialization and supply of INBRIJA and AMPYRA; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions because, among other reasons, acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

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